Exhibit 10.2

AMERICAN SCIENCE AND ENGINEERING, INC.

The undersigned parties hereby agree as follows:

1.                                      Definitions.  Capitalized terms used herein, and not otherwise defined, and abbreviations, shall have the same meaning as in the employment agreement between the parties dated June 1, 2011 as modified by memorandum dated June 23, 2011 (the “Agreement”) and this contract is referred to herein as “this Amendment”.

2.                                      Term.  Section 2 of the Agreement is hereby amended to read as follows, in its entirety:

“Subject to earlier termination as herein provided, the Executive’s employment hereunder shall be for a term commencing on the Effective Date and continuing until March 31, 2013.  However, the Executive agrees that if the Company has not appointed a new Chief Executive Officer (“CEO”) by said date the term of the Agreement will be extended and the Executive will continue his employment under the Agreement until such appointment occurs, but not beyond June 30, 2013. The Executive agrees that this Amendment does not constitute termination of his employment or Good Reason, under Sections 5(e), or 5(f)).

3.                                      Capacity and Performance.  Section 3 of the Agreement is hereby amended as follows:

3.1                               The first sentence of subsection 3(a) is amended to read as follows in its entirety:

“During the term hereof, until such time as the Company has appointed a new CEO and the new CEO has assumed the position, the Executive shall serve as its President and CEO.”

3.2                               The first sentence of subsection 3(b) is amended to read as follows in its entirety:

“During the term hereof, the Executive shall be employed by the Company in a full-time basis and shall, subject to the control of the Board, while serving as the Company CEO, have general charge and supervision of the business of the Company, and thereafter have high-level executive responsibilities reflective of his prior service as CEO of the Company (including assisting in transition to his successor CEO, meeting with customers and traveling on behalf of the Company) and such other duties and responsibilities on behalf of the Company and its Affiliates as are consistent with the foregoing and as may be designated from time to time by the Board or by its Chair or other designee (which designee shall be a member of the Board).”

4.                                      Restricted Activities.

4.1                               In Section 9(a) of the Agreement, the phrase “a period of one (1) year after his employment terminates” is hereby amended to read “a period of two (2) years after his employment terminates”.

4.2                               In addition, a new subsection (d) is hereby added to Section 9 of the Agreement, to read as follows in its entirety:

“(d)                           For his compliance with his obligations under subsections (a), (b) and (c) hereof, and his other obligations under this Agreement, including those created by Sections 7 and 8 hereof, the Company shall pay the Executive the sum of two hundred fifty thousand dollars ($250,000) payable in twenty-four

(24) consecutive monthly installments of $10,416.67 each starting on the thirtieth (30th) day of the month following the month in which the Executive’s employment terminates.

5.                                      Consulting Services.  Section 10 of the Agreement is amended to read as follows in its entirety:

“For a period of six (6) months after the term hereof ends (the “Consulting Period”), and the Executive has therefore ceased to be an Executive of the Company, the Executive agrees to provide consulting services to the Company as an independent contractor and the Company agrees to pay the Executive a consulting fee therefor in the total amount of four hundred fifty thousand dollars ($450,000), payable at the rate of seventy-five thousand dollars ($75,000) at the end of each month during the six (6) months of the Consulting Period.  Such services shall be performed by the Executive at such times and places, and cover such matters, as the Company may reasonably request (including assisting in transition to his successor CEO and meeting with customers) and may require the Executive to spend as much time, and to engage in such domestic and foreign travel, as he did when employed as the Company’s CEO, provided, however, that the total amount of time required of the Executive shall not exceed a total of sixty (60) days during the Consulting Period.  Moreover, this consulting fee shall be paid during each month of the Consulting Period even if the Company does not require the services of Executive.  During the Consulting Period the Executive shall comply with the Company’s written travel policy applicable to its employees and attached hereto as Exhibit 2 except that AS&E’s Journal Entry Policy dated 6/11/10 and attached hereto as Exhibit 3 shall also apply to air travel by the Executive.”

6.                                      Other Matters.

6.1                               Options to purchase the Company’s stock held by the Executive may be exercised for a period of ninety (90) days after the end of the Consulting Period, which Period may not be shortened or terminated by the Company, to the extent vested on the last day of the Consulting Period.

6.2                               After he ceases to be an employee of the Company, the Executive may participate in the Company’s group medical insurance policy or program so long as permitted by COBRA.  After his right to participate under COBRA expires, the Company will pay the Executive, in a lump sum, an amount equal to the monthly premium that the Executive expects to incur for a comparable non-group policy, to the extent that such amount exceeds the monthly premium that the Executive paid for the last month of his coverage of the Company’s policy under COBRA, multiplied by twelve (12), up to a maximum of thirty thousand dollars ($30,000), upon the Executive’s providing the Company with reasonable evidence of the expected amount of such premiums.

6.3                               In consideration of the completion of two out of three of the Executive’s Long-Term Incentive Goals pertaining to LTIP #6 — Product Goals (the “Product Goal(s)”) under the Company’s 2012 Long-Term Incentive Plan (the “Plan”), the Company shall irrevocably pay the Executive the sum of Five Hundred Fifteen Thousand Seven Hundred Forty-Eight Dollars ($515,748.00).  Additionally, the Company shall pay the Executive the sum of Two Hundred Fifty Seven Thousand Eight Hundred Seventy Four Dollars ($257,874.00) in consideration of the team’s completion of the third Product Goal, provided the third Product Goal is completed prior to March 31, 2013. If the third Product Goal is not completed by March 31, 2013, the Executive shall be entitled to payment in the following fiscal year, provided payment is made to other members of the Company’s senior staff for completion of such Product Goal.  If the Company has not met the third Product Goal prior to the end of the fiscal year ending on or before the Fiscal Year Date March 31, 2017, one half (1/2) of the third Product Goal payment ($128,937.00) shall immediately vest, and one half (1/2) shall be automatically and immediately forfeited.

The $515,748.00 bonus payment for the anticipated completion of two out of three of the Product Goals will be paid in full within ten (10) business days from the date of Executive’s termination. The $257,874.00 bonus payment for the completion of the third Product Goal, if payable, will be paid when and if the other members of the Company’s senior staff are paid. The $128,937.00 payment will be paid on the date that the Company normally pays such bonuses pursuant to the Plan

Should the Company terminate the Executive without cause before completion of the Term of his employment, the payment for completion of the third Product Goal will be paid in full within ten (10) business days from the date of termination.

The aforementioned payments are in full satisfaction of all amounts due or that might have become due the Executive under the Company’s 2012 Long-Term Incentive Plan.  The Executive agrees that he will have no right to any payments under any other Long-Term Incentive Plans.

6.4                               The Company hereby confirms that the Executive shall be entitled to receive any payment due him under the Company’s Short-Term Incentive Plan with respect to the Company’s fiscal year ending March 31, 2013, notwithstanding the provisions of this Agreement and/or the Executive ceasing to be an Employee of the Company on the date such payment is made.

6.5                               During any period between April 1, 2013 and June 30, 2013 in which he is an employee of the Company the Executive will be paid his Base Salary less applicable taxes and withholdings and will continue to participate in the Company’s benefit plans, to the extent he remains eligible, except that he will cease to be eligible to earn or receive any Fiscal Year 2014 awards, including any 2014 STIP and LTIP awards. The Company agrees that, as of the date hereof, the Executive has sixty-four (64) unused hours of paid vacation time for calendar 2012.  Additionally, the Company agrees that the Executive will be entitled to five (5) weeks of paid vacation time for calendar 2013, pro rated for the duration of his employment in 2013.

6.6                               Each of the parties is responsible for legal fees and expenses he or it incurs with respect to the negotiation and preparation of this Amendment, and Section 4(g) of the Agreement is hereby deleted.

6.7                               The Executive agrees to resign from the board of directors on the date on which he ceases to be the Company’s CEO.

6.8                               Upon the end of the term provided in Section 2 of the Agreement, the Executive agrees to sign and deliver to the Company a release of claims in the form attached to the Agreement as Exhibit 1.  Such execution and delivery shall be a condition precedent to the Company’s obligation to pay the consulting fee provided under Section 10 of the Agreement as it is amended by this Amendment.

6.9                               After he ceases to be an employee of the Company, the Company will transfer ownership to him of the Company-owned cell phone and cell number (if possible) that the Executive now possesses.

6.10                        The Company agrees that, as of the date on which this Amendment is filed with the S.E.C. the Executive shall cease to be obligated to own the Company’s stock as otherwise required by the policy adopted by the Company’s board of directors on August 5, 2005 and February 3, 2010.

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of September 17, 2012.

THE EXECUTIVE	AMERICAN SCIENCE AND ENGINEERING, INC.

By:
Anthony R. Fabiano		Denis Brown, Chairman